Exhibit 4.19

DATED 3 September 2003

WOLSELEY plc (1)

- AND -

GÉRARD LEGTMANN (2)

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DEED OF VARIATION
OF A SERVICE AGREEMENT
DATED 21 JULY 2003

___________________________________

THIS DEED OF VARIATION is made the 3 day of September 2003.

BETWEEN:

1	Wolseley plc, whose registered office is Parkview 1220, Arlington Business Park, Theale, Reading, RG7 4GA (the “Company”); and

2	Gérard Legtmann of 30, Rue Souveraine Apt 11, Brussels, Belgium 1050 (the “Executive”).

WHEREAS:

A	The Company and the Executive entered into a service agreement (“the Agreement”) dated 21 July 2003.

B	The Company has decided to remove one of the restrictive covenants placed upon the Executive pursuant to the Agreement.

NOW IT IS HEREBY AGREED as follows:

1	Clause 19.1.1 of the Agreement shall, with effect from 15 August 2003, be of no further effect.

2	The remaining provisions of the Agreement shall remain in full force and effect.

IN WITNESS whereof this Deed has been executed by the parties the day and year first before written.

EXECUTED as a DEED	)
by Wolseley plc	)
)
)

	Director	/s/ Charlie A Banks

	Secretary	/s/ Mark J White

EXECUTED as a DEED	)
by GÉRARD LEGTMANN	)
in the presence of:	)	/s/ Paul Francis